Director Susan Ocampo Announces Retirement

LOWELL, MA, August 8, 2025 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, has announced that Director Susan Ocampo will be retiring from MACOM’s Board of Directors (the “Board”), effective August 31, 2025. Mrs. Ocampo has served as a Director on the Board since August 2010, joining after she and her late husband John Ocampo acquired MACOM in 2009. During her fifteen year tenure, Mrs. Ocampo has been an integral part of MACOM's development, providing exceptional guidance throughout that time.

“On behalf of the entire Board and management team, I want to express our gratitude for all of Susan's contributions,” said Stephen G. Daly, President, Chief Executive Officer and Chair of the Board, MACOM. “John and Susan’s legacy is permanently woven into the fabric of our company—from our corporate values to our commitment to excellence. Susan’s contributions to the Board during her tenure will continue to benefit MACOM for years to come.”

About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Industrial and Defense, Data Center and Telecommunications industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the AS9100D aerospace standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, Asia and is headquartered in Lowell, Massachusetts.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, information concerning Mrs. Ocampo’s expertise and contributions to MACOM’s Board and growth.

These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including our ability to develop new products and achieve market acceptance of those products; component shortages or other disruptions in our supply chain, including as a result of geopolitical unrest or otherwise; inflationary pressures; any failure to accurately anticipate demand for our products and effectively manage our inventory; our dependence on a limited number of customers; risks related to any weakening of global economic conditions, including as a result of the evolving impacts from tariffs, sanctions or other trade tensions (including implementation of new tariffs or retaliatory trade measures); the impact of the July 4, 2025 Bill on our business; our ability to compete effectively; and those other factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Corporate Development and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com